Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Acclaim Entertainment, Inc.

We consent to the incorporation by reference in the registration statements (numbers 333-68667, 333-40025, 333-51967 and 333-82088) filed on Form S-8 and in the registration statements (numbers 033-59819, 333-45071, 333-72503, 333-71211, 333-69367, 333-84368, 333-70266, 333-59048 and 033-65051) filed on Form S-3 of Acclaim Entertainment, Inc. of our report dated October 17, 2002, except for note 12C, which is as of November 22, 2002, relating to the consolidated balance sheets of Acclaim Entertainment, Inc. and Subsidiaries as of August 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows and the related financial statement schedule for each of the years in the three-year period ended August 31, 2002, which report appears in the August 31, 2002 Annual Report on Form 10-K of Acclaim Entertainment, Inc.

Our report dated October 17, 2002, except for note 12C, which is as of November 22, 2002, contains an explanatory paragraph that states that the Company has a working capital deficit at August 31, 2002 and a recurring use of cash in operating activities that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/    KPMG LLP

New York, New York
November 22, 2002